Exhibit 4.19
                                  ------------



                    CERTIFICATE OF THE DESIGNATIONS, POWERS,
                             PREFERENCES AND RIGHTS
                                     OF THE
                      SERIES G CONVERTIBLE PREFERRED STOCK
                           ($.001 par value per share)

                                       of

                        PARADIGM MEDICAL INDUSTRIES, INC.
                             a Delaware Corporation

                                   ----------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                                   ----------

         PARADIGM MEDICAL INDUSTRIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That, pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Certificate of Incorporation of said Corporation, and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, there hereby is created, out of the 5,000,000 shares of Preferred Stock of the Corporation authorized in Article FOURTH of the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock consisting of 2,000,000 shares, $.001 par value per share, to be designated "Series G Convertible Preferred Stock," and to that end the Board adopted a resolution providing for the designations, powers, preferences and rights, and the qualifications, limitations and restrictions, of the Series G Convertible Preferred Stock, which resolution is as follows:

              RESOLVED, that the Certificate of the Designations, Powers, Preferences and Rights of the Series G Convertible Preferred Stock, dated August 1, 2003 ("Certificate of Designation") be and is hereby authorized and approved, which Certificate of Designation shall be filed with the Delaware Secretary of State in the form as follows:

         1. Designations and Amount. Two Million (2,000,000) shares of the Preferred Stock of the Corporation, $.001 par value per share, shall constitute a class of Preferred Stock designated as "Series G Convertible Preferred Stock" (the "Series G Preferred Stock").

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
         2. Dividends.

              (a) The holders of each share of Series G Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the "Board") out of assets of the Corporation legally available for payment, dividends at the rate per share of Seven Percent (7%) per annum of the aggregate Stated Value (the "Aggregate Stated Value") of the Series G Preferred Stock (the "Preferred Dividends"). The "Stated Value" of each share of Series G Preferred Stock shall be $.25. Such Preferred Dividends shall accrue from the date of issuance or the last Preferred Dividend record date and be payable to holders of record of Series G Preferred Stock and shall be paid, at the Company's sole discretion, in cash or in shares of Common Stock (the number of whole shares of Common Stock to be issued shall be the quotient of the Preferred Dividend divided by the then-effective Conversion Price (as defined herein)), only if, when and as declared by the Board of Directors of the Corporation, out of funds legally available for that purpose, unless sooner declared by the Board of Directors. Preferred Dividends on shares of Series G Preferred Stock shall not be cumulative, so that Preferred Dividends in such amounts shall have been declared on the shares of the Series G Preferred Stock and a sum sufficient for the payment thereof shall have been set apart for such payment, before any dividend shall be declared or paid or any other distribution ordered or made upon any class of stock ranking as to dividends or upon liquidation junior to the Series G Preferred Stock (other than a dividend payable in such junior stock) and before any sum or sums shall be set aside for or applied to the purchase or redemption of any shares of any class of stock ranking as to dividends or upon liquidation junior to the Series G Preferred Stock (with respect to rights to dividends and on liquidation, the Series G Preferred Stock shall rank prior to the Common Stock (as hereinafter defined)), the Preferred Dividends must be paid. All Preferred Dividends declared upon the Series G Preferred Stock shall be declared pro rata per share. Holders of shares of Series G Preferred Stock shall not be entitled to any Preferred Dividends, whether payable in cash, property or stock, in excess of the Preferred Dividends at the rate set forth above. All payments due under this Section 2 to any holder of shares of Series G Preferred Stock shall be made to the nearest cent.

              (b) In addition to, and not in lieu of, Preferred Dividends payable under Section 2(a), in the event that the Corporation shall pay, on any date, dividends or any other distribution of any kind on common stock, $.001 par value per share (the "Common Stock"), then a dividend or distribution on each share of Series G Preferred Stock shall be paid in an amount in cash equal to the cash dividend or, in the event of a distribution, the holder of Series G Preferred Stock shall receive such distribution that a holder of Series G Preferred Stock would have received if such holder had converted its shares of Series G Preferred Stock to shares of Common Stock immediately prior to the record date for such dividend or other distribution at the applicable conversion rate as set forth in Section 5. The Corporation shall declare a dividend or distribution on the Series G Preferred Stock as provided in this Section 2(b) contemporaneously with the declaration of a dividend or distribution on the Common Stock.

              (c) The Corporation may not declare or pay any dividend or make any distribution of assets on, or redeem, purchase or otherwise acquire, shares of Common Stock or of any other capital stock of the Corporation ranking junior to the Series G Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, unless all

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declared and unpaid  Preferred  Dividends  on the Series G Preferred  Stock have been or contemporaneously are paid.

         3. Rights on Liquidation, Dissolution or Winding Up, Etc.

              (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a "Liquidation"), the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

                     (i) The  holders  of  Series  G  Preferred  Stock  shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock, any other series or class of Preferred Stock or any other class of the Corporation's capital stock, whether now existing or hereafter created (except for the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock and the Series E Preferred Stock, with which Series G Preferred Stock shall, for the purposes of a Liquidation, rank junior), an amount per share equal to the greater of (A) the amount they would have received had they converted all of the shares of Series G Preferred Stock into shares of Common Stock immediately prior to such Liquidation plus all declared but unpaid dividends on such shares of Series G Preferred Stock as of the date of such Liquidation or (B) the Stated Value, subject to adjustment as described in Section 5 hereof. If, upon the occurrence of a Liquidation, the assets and funds thus distributed among the holders of the Series G Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series G Preferred Stock, in proportion to the preferential amount each such holder is otherwise entitled to receive.

                     (ii) After distribution of the amounts set forth in Section
              3(a)(i) hereof, the remaining assets of the Corporation available for distribution, if any, to the stockholders of the Corporation shall be distributed to (A) the holders of issued and outstanding shares of Common Stock. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid aggregate amount, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares of Common Stock held by each such holder.

         4. Voting Rights. The holders of Series G Preferred Stock shall not be entitled to vote on any matter except as required by law.

         5. Conversion of Series G Preferred Stock.

              (a) The holders of Series G Preferred Stock shall have the right, at such holders' option, at any time or from time to time beginning on the day immediately following the date the Series G Preferred Stock is first issued and until August 1, 2005, to convert each share of Series G Preferred Stock into such whole number of shares of Common Stock as is equal to the number of fully paid and non-assessable shares of Common Stock which results by multiplying the number of shares of Series G Preferred Stock to be converted by the Stated Value per share and then dividing such product by the Conversion Price per share for the Series G Preferred Stock in effect at the time of conversion. The initial "Conversion Price" per share of the Series G Preferred Stock shall be one share of Common Stock for each share of Series G Preferred Stock. The holder of any shares of Series G Preferred Stock, exercising the aforesaid right to convert such shares into shares of Common Stock shall be entitled to receive, in cash, an amount equal to all declared dividends with respect to such shares of Series G Preferred Stock up to and including the respective conversion date of such shares of Series G Preferred Stock.

              (b) Each share of Series G Preferred Stock shall, subject to adjustment as provided in this Section 5, automatically be converted into Common Stock by converting each share of Series G Preferred Stock as is equal to the number of fully paid and non-assessable shares of Common Stock which results by dividing each share of Series G Preferred Stock by the Conversion Price in accordance with Section 5(a) hereof (i) on August 1, 2005 or (ii) at any time upon 30 days written notice by the Company to the holders of the Series G Preferred Stock after (x) the 30-day anniversary of the effective date of a registration statement on which the shares of Common Stock issuable upon conversion of the Series G Preferred Stock were registered and (y) the average closing price of the Common Stock for the 15-day period immediately prior to the date on which notice of redemption is given by the Corporation to the holders of the Series G Preferred Stock is at least $.50 per share.

              (c) Before any holder of Series G Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series G Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series G Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series G Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

              (d) The Conversion Price shall be subject to adjustment from time to time as follows:

                     (i) In the event the Corporation should at any time or from time to time after the Series G Issuance Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of such Series G Preferred Stock shall be increased in proportion to such increase in the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock equivalents.

                     (ii) If the number of shares of Common Stock outstanding at any time after the Series G Issuance Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable upon conversion of each share of Series G Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                     (iii) No adjustment in the Conversion  Price for the Series
              G Preferred Stock shall be required unless such adjustment would require an increase or decrease of at least one cent ($0.01) in such Conversion Price; provided, however, that any adjustments which by reason of this Section 5(d)(iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section 5(d) shall be made to the nearest one cent ($0.01). In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

              (e) In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 5(c) hereof to the holders of Common Stock, then, in each such case for the purpose of this Section 5(e), the holders of the Series G Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series G Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

              (f) If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5), provision shall be made so that the holders of the Series G Preferred Stock shall thereafter be entitled to receive upon conversion of the Series G Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series G Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the number of shares issuable upon conversion of the Series G Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

              (g) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series G Preferred Stock against impairment.

              (h) If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with and into another corporation, or the sale of all or substantially all of its assets to another corporation, shall be effected while any shares of Series G Preferred Stock are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby each holder of Series G Preferred Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Series G Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization or reclassification, consolidation, merger or sale not taken place, and in such case appropriate provision shall be made with respect to the rights and interests of the holders of Series G Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the number of shares of Common Stock issuable upon conversion thereof) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such shares of Series G Preferred Stock.

              (i) (A) No fractional shares shall be issued upon the conversion of any share or shares of the Series G Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall make a cash payment equal to the Fair Market Value (as hereinafter defined) of the Common Stock as of two business days prior to payment multiplied by such fraction. "Fair Market Value" shall mean the closing price of the Common Stock on the national securities exchange on which the Common Stock is listed (if the Common Stock is so listed) or on the Nasdaq National Market or Small Cap Market (if the Common Stock is regularly quoted on the Nasdaq National Market or Small Cap Market), or, if not so listed or regularly quoted or if there is no such closing price, the mean between the closing bid and asked prices of the Common Stock in the over-the-counter market or on such exchange or on Nasdaq, or, if such bid and asked prices shall not be available, as reported by any nationally recognized quotation service, or if the price is not so reported, as determined in good faith by the Board.

                     (B) Upon the occurrence of each  adjustment or readjustment of the Conversion Price, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series G Preferred Stock a statement, signed by its independent certified public accountants, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series G Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment and (B) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series G Preferred Stock.

              (j) In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series G Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

              (k) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series G Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series G Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series G Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series G Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions.

              (l) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series G Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series G Preferred Stock in respect of which such shares are being issued.

              (m) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto.

              (n) Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series G Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation.

              (o) In the event any shares of Series G Preferred Stock shall be converted pursuant to Section 5 hereof or otherwise reacquired by the Corporation, the shares so converted or reacquired shall be canceled. The Certificate of Incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation's authorized capital stock.

         6. No Pre-emptive Rights. No holder of shares of the Series G Preferred Stock will possess any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

         7. Redemption. The holders of shares of Series G Preferred Stock shall have no redemption rights.

         IN WITNESS WHEREOF, Paradigm Medical Industries, Inc. has caused this Certificate of Designation to be executed this 1st day of August, 2003.

PARADIGM MEDICAL INDUSTRIES, INC.


By:/s/ Jeffrey F. Poore
   --------------------
      Jeffrey F. Poore
      President and Chief Executive Officer


By:/s/ Randall A. Mackey
   ---------------------
       Randall A. Mackey, Secretary

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